Exhibit 10.50

The Office Building Leasing Contract

Lessor (Party A): Wuhan HuaYuan Technology Development Co., Ltd

Lessee (Party B): Wuhan Kingold Jewlery Co., Ltd

According to the rules of “Contract Law” of our nation and the relevant laws and regulations, the following agreements which are relevant with the housing leasing should be established on the basis of equality, free will and consensus by negotiation:

Article 1 Premises and Purposes of Leasing

Party A agrees to lease 8/F, Tower A, Building 7, Kingold Jewlery Cultural Industry Quarter, located in No. 8 Hanhuang Road, Jiang’an District, Wuhan to Party B. The total area of the house for rental is 1,200 Square meters. The scope of operation of the leasing units is limited on the scope of operation ruled by Party B’s business license.

Article 2 The term of lease is five years from July 1, 2017 to June 30, 2022.

Article 3 Rent:

The rent is 40 yuan/ Square meters/ Month (including the property management fee). The monthly rent is RMB 48,000 yuan; the rent should be paid quarterly. Party B should pay the rent of the first quarter in a lump sum in the day of signing the contract. The rest quarterly rent should be paid 5 days in advance before the expiration date. Party A should give the charges document to Party B after receiving the rent.

Article 4 Facilities and Expenses Undertaking

1.	All expenses (including the housing leasing tax) during the housing leasing should be paid by Party B.
2.	If the house and its attached objects and devices are damaged or malfunctioned because of improper safekeeping or unreasonable using, Party B should be responsible for repairing or compensation.

3.	After expiration of this contract, Party B cannot remove the floor tiles and ceiling lamps.

Article 5 Responsibilities and Obligations of Party A

1.	Party A should guarantee that the property right of the leasing shops is clear, if there are disputes, Party A should take charge of them.

2.       The house should be used by Party B when Party A signs the contract.

Article 6 Responsibilities and Obligations of Party B

1.	According to the regulations of the contract, Party B shall pay the rent and other expenses on time, use the house legally, and not undertake activities which are guilty of dereliction or serious violation of law.
2.	If there are no written permissions of Party A and relevant departments, Party B shall not make any changes on the house’s structure. About the decorations of the house, Party B shall obey the principle that do not damage the house’s overall structure and devices, and shall be agreed by Party A.
3.	During the period of the lease, Party B shall not do anything detrimental to the interests of Party A, such as subleasing, transferring, under-leasing, pledging the house to a third party, or joint operation of the house.
4.	During the period of the lease, Party B shall be responsible for damage to Party A’s house caused by the accidents, such as being stolen, fire etc., or the man-made accidents of Party B.
5.	On the premise of not in violation of the lease, Party B has the priority to continue renting the house. Party B shall notify Party A within three months before the contract expires, if it intends to extend the lease. In this situation, both parties will discuss relevant matters over the extension.

Article 7 Termination of Contract

Unless the following situations occur, this contract is completely effective during the contract period, and shall not be terminated unilaterally.

1.	The expiration of the lease term.
2.	The house is damaged seriously because of Party B.
3.	The house is damaged by a force majeure, so that cannot meet the use purpose.
4.	The government expropriates or dismantles forcibly the house.
5.	Party B fails to pay the rent for more than 10 days after the due date.

Article 8 Responsibility of Default

Any one party, who breaks the contract and leads to termination of contract, shall pay 1% of the total contract value as liquidated damages to the other party, and compensate for all the other losses and costs.

Article 9 Supplementary Agreement

During the period of the lease, if this contract shall be terminated ahead of schedule because of the factors such as national policy changes or a force majeure, Party A shall notify Party B half a month early. Party B shall transact the formalities of termination of the contract according to the requirements of the notification and leave the house on time. Party A is not responsible for the losses cause by the above factors, but shall return the rent that Party A has paid but has not use yet.

Article 10 Party A shall provide the title deed (or the valid certification with the right to rent), identity certificate (business license) and other documents, while Party B shall provide the identity certificate. Both parties can copy each other’s documents for being kept after validation. All the copies are only for this lease contract.

Article 11 All disputes arising from this contract shall be settled in time through friendly negotiation. In case no settlement can be reached through negotiation, any one party can bring proceedings to the People's Courts in the locality where the shop is located.

Article 12 Both parties can make supplementary terms on the matters not stipulated in this contract by mutual agreement. The supplementary terms and attachments are also the parts of this contract, which have the equal legal effect with this contract.

Article 13 This contract takes effect after the signature of both parties. This contract is in duplicate, and each party holds one.

Party A:	Party B:

Entrusted agent:	Entrusted agent:

Signing Date: July 1, 2017